Prospectus Supplement No. 7 to Prospectus dated November 14, 2003	Filed pursuant to Rule 424(b)(3) Registration No. 333-108483

ALKERMES, INC.

$125,000,000 2 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2023
11,133,603 SHARES OF COMMON STOCK

     This prospectus supplement supplements the information contained in the prospectus of Alkermes, Inc. dated November 14, 2003 as supplemented by Prospectus Supplement No. 1 dated June 21, 2004, Prospectus Supplement No. 2 dated August 18, 2004, Prospectus Supplement No. 3 dated November 15, 2004, Prospectus Supplement No 4. dated November 22, 2004, Prospectus Supplement No. 5 dated December 15, 2004 and Prospectus Supplement No. 6 dated February 23, 2005 relating to the potential resale from time to time of the 2 1/2% Convertible Subordinated Notes due 2023 of Alkermes and the resale of shares of common stock of Alkermes issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The following table supplements the information set forth in the prospectus under the caption “Selling Securityholders” with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder, and the number of shares of common stock that may be sold by the selling securityholders pursuant to this prospectus, as amended or supplemented:

Number of Shares of
	Principal Amounts		Common Stock Issued
	of Notes		Upon Conversion of	Percentage of
Name of Selling	Beneficially Owned	Percentage of Notes	the Notes that May	Common Stock
Securityholder (1)	and Offered	Outstanding	be Offered (2)	Outstanding (3)

MSD TCB, LP	$1,500,000	1.2%	108,303	*

*	Less than 1%

(1)	The information set forth herein is as of March 3, 2005 and will be updated as required.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of approximately 72.2022 shares of our common stock for each $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes – Conversion by Holders.” As a result, the amount of common stock issuable upon conversion of notes may increase or decrease in the future.

(3)	Assumes that the outstanding common stock is 89,003,737 as of November 14, 2003, the date of the Prospectus.

(4)	The amount listed represents additional principal amount of the notes beneficially owned by the listed selling securityholders as of March 3, 2005.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 10, 2005